Obalon Promotes Kelly Huang, Ph.D. to President
SAN DIEGO, CA, August 2, 2018 (GLOBE NEWSWIRE) -- Obalon Therapeutics, Inc. (NASDAQ:OBLN) announced today the promotion of Kelly Huang to the position of President, effective August 2, 2018.
“Kelly will take a larger role in the daily operations of Obalon,” said Andy Rasdal, CEO. “He will now have direct responsibility for the research & development and clinical & regulatory functions, in addition to the sales, marketing, operations and quality assurance functions which have reported to him since he joined Obalon in September 2017 as Chief Operating Officer.”
Mr. Rasdal will continue as Chief Executive Officer and will focus on more strategic initiatives. The Company’s CFO, Bill Plovanic, will continue to report to Mr. Rasdal.
Prior to joining Obalon, Dr. Huang was most recently the General Manager for Galderma Laboratories, L.P., Aesthetic & Corrective, where he led business strategy, execution, and development.  During his tenure, key aesthetic brands grew more than double the predicted market rates through product innovation, marketing strategies, and value-added services for physician customers that allowed for better patient acquisition, retention and more efficient clinical logistics.  Dr. Huang was also at Johnson & Johnson for more than 16 years, across a variety of divisions, from research and development to professional sales and marketing.  Dr. Huang earned his Doctorate and Master’s degrees in Chemical Engineering from Stanford University in California.
About Obalon Therapeutics, Inc.
Obalon Therapeutics, Inc. (NASDAQ:OBLN) is a San Diego-based company focused on developing and commercializing novel technologies for weight loss. The Obalon management team has over 150 combined years of experience in developing and commercializing novel medical technologies with a track record of financial and clinical excellence. For more information, please visit www.obalon.com.
For Obalon Therapeutics, Inc.
Investor Contact:
William Plovanic
Chief Financial Officer
Obalon Therapeutics, Inc.
Office: +1 760 607 5103
wplovanic@obalon.com
Media:
Megan Driscoll
EvolveMKD
Office Phone: +1 646 517 4220
mdriscoll@evolvemkd.com

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